Exhibit 99.1


                     [GREATER ATLANTIC FINANCIAL CORP. LOGO]


                        GREATER ATLANTIC FINANCIAL CORP.
     ANNOUNCES THAT GREATER ATLANTIC BANK HAS CONSENTED TO THE ISSUANCE OF A PROMPT CORRECTIVE ACTION DIRECTIVE BY THE OFFICE OF THRIFT SUPERVISION

Reston, Virginia; May 27, 2009. Greater Atlantic Financial Corp. ("Greater Atlantic") (Pink Sheets: "GAFC.PK") announced today that its wholly-owned banking subsidiary, Greater Atlantic Bank (the "Bank"), entered into a Stipulation and Consent to the issuance of a Prompt Corrective Action Directive (the "Directive") with the Office of Thrift Supervision (the "OTS") effective May 22, 2009.

By entering into the Stipulation and Consent, the Bank consented to the appointment by the OTS of a conservator or receiver or other legal custodian at any time the Bank is significantly undercapitalized. The Stipulation and Consent addresses the Bank's failure to operate under an accepted capital restoration plan and imposes various corrective measures and operational limitations mandated by statute. As of March 31, 2009, the Bank was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. The Directive was issued when the OTS notified the Bank that its previously filed capital restoration plan was unacceptable and directs the Bank to be recapitalized by a merger with or being acquired by another financial institution or other entity, or by the sale of all or substantially all of the Bank's assets and liabilities to another financial institution or other entity, within ten (10) days of the effective date of the Directive pursuant to a written definitive agreement, which the Bank is required to submit to the OTS within five (5) days of the effective date of the Directive unless extended in writing by the OTS.

By letter dated May 22, 2009, the OTS modified the Directive to extend the five
(5) day time frame to June 15, 2009, and the ten (10) day recapitalization deadline to July 31, 2009. The Directive also authorizes the OTS to undertake marketing efforts to assist the Bank in its efforts to consummate a possible recapitalization transaction.

The Directive also requires the Bank to achieve and maintain, at a minimum, the following ratios within ten (10) days from the effective date of the Directive:
(i) Total Risk Based Capital Ratio of 8%; (ii) Tier 1 Core Risk Based Capital Ratio of 4%; and (iii) Leverage Ratio of 4%. The Directive also outlines guidelines for reporting to the OTS the status of capital raising efforts and identifies mandatory operating restrictions, including those under which the Bank has been operating since the issuance of the previously reported Cease and Desist Order effective April 25, 2008.

The description of the Directive, the letter dated May 22, 2009, from the OTS and the Stipulation and Consent to Issuance of the Directive set forth in this press release is qualified in its entirety by reference to the Stipulation, the letter dated May 22, 2009, from the OTS and the Directive, copies of which are attached as exhibits to Greater Atlantic's Current Report on Form 8-K filed today with the Securities and Exchange Commission.